Exhibit 99.3

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AGREEMENT
     WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Visteon Corporation, a Delaware corporation (the “Company”); and
     WHEREAS, (A) (i) Davidson Kempner Partners, a New York limited partnership, (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership, (iii) M.H. Davidson & Co., a New York limited partnership, (iv) Davidson Kempner International, Ltd, a British Virgin Islands corporation, (v) Davidson Kempner Distressed Opportunities Fund LP, a Delaware limited partnership, and (vi) Davidson Kempner Distressed Opportunities International Ltd, a Cayman Islands corporation (together, the “Davidson Kempner Party”); and (B) Brigade Leveraged Capital Structures Fund Ltd., a Cayman Islands exempted company (the “Brigade Party”); and (C) (i) Plainfield OC Master Fund Limited, a Cayman Island company, (ii) Plainfield Liquid Strategies Master Fund Limited, a Cayman Islands company, and (iii) Plainfield Special Situations Master Fund II Limited, a Cayman Island company (together, the “Plainfield Party,” and the Davidson Kempner Party, the Brigade Party and the Plainfield Party being collectively referred to as the “Parties” and being individually referred to as a “Party”), wish to enter into this Agreement (this “Agreement”) pertaining to certain matters relating to the Company and its Securities (as defined below).
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:
     1. Notice of Trades. Each Party hereby agrees to provide Dewey & LeBoeuf LLP (the “Counsel”), which firm has been retained by the Parties to act as counsel for the ad hoc committee of equity holders of the Company formed by the Parties (the “Ad Hoc Equity Committee”), and the other Parties written notice of any purchases or sales of Securities or acquisition or disposition of beneficial ownership of Securities, in each case, as promptly as reasonably practicable and in any event no later than 11:59 p.m., New York City time, on the day on which such purchase or sale was made. Such written notice shall include a description of the type of Securities purchased or sold, the total number or quantity of the Securities purchased or sold, the price at which such Securities were purchased or sold and, to the extent an amendment to any existing disclosure in a Schedule 13D filed by the Parties would be necessary, such other information as necessary to amend the existing disclosure in such Schedule 13D in accordance with the applicable rules and regulations under the Securities Exchange Act of 1934 (the “Exchange Act”). For purposes of this Agreement, “Securities” shall mean the common stock, par value $1.00 per share (“Common Stock”), of the Company, any options to purchase or sell shares of Common Stock and swaps, synthetics and other derivative securities or instruments, the value of which is solely and directly related to the Common Stock.
     2. Expenses; New Parties. (a) Each of the Davidson Kempner Party, the Brigade Party and the Plainfield Party hereby agrees to pay their pro rata portion of all fees and expenses of the Counsel acting as counsel for the Ad Hoc Equity Committee. Each Party’s pro rata portion of the fees and expenses of the Counsel with respect to any particular calendar month shall be determined based on proportion of (x) the average of such Party’s percentage

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ownership of the outstanding Common Stock as of the first day and the last day of the immediately preceding calendar month in relation to (y) the average of the aggregate percentage ownership of all of the Parties of the outstanding Common Stock as of the first day and the last day of such immediately preceding calendar month (as so determined, the “Pro Rata Portion”), and, at all times, the sum of the Pro Rata Portion of the fees and expenses of the Counsel for each Party shall equal 100% of the total outstanding fees and expenses of the Counsel. If any Party shall have terminated its obligations under Sections 1 through 3 of this Agreement pursuant to Section 7 hereof, then, notwithstanding any such termination, such terminating Party shall continue to be obligated to pay its Pro Rata Portion of the fees and expenses of the Counsel that were accrued and unpaid through the later of (i) the end of the calendar month on which such termination occurred and (ii) 15 days after the date of such termination. If any person or entity desires to become a member of the Ad Hoc Equity Committee (the “Prospective New Member”), then, as a condition to such membership, the Prospective New Member shall be required to execute a joinder to this Agreement whereby the Prospective New Member shall agree to become subject to all of the terms and conditions of this Agreement, including the obligation to pay its Pro Rata Portion of the fees and expenses of the Counsel beginning as of the first day of the calendar month in which such joinder was executed, in which case the Pro Rata Portion of all of the other Parties shall be adjusted accordingly. If any additional advisors are retained by the Parties to advise the Ad Hoc Equity Committee, then the Parties agree to (x) share the costs associated with the retention of such advisors in a manner that is fair, equitable and similar to the manner in which the fees and expenses of the Counsel are being shared by the Parties pursuant to this Section 2(a) and (y) similarly provide for a mechanism whereby a portion of such costs are allocated fairly and equitably to any Party terminating its obligations hereunder pursuant to Section 7 hereof and any new member admitted to the Ad Hoc Equity Committee.
          (b) Except as otherwise provided in Section 2(a) above, each Party agrees to be solely responsible for and to discharge all expenses, charges, costs and liabilities incurred by it in connection with this Agreement and any transaction contemplated hereby.
          (c) Any admission of the Prospective New Member to the Ad Hoc Equity Committee and the joinder of such Prospective New Member to this Agreement shall require the approval of each Party to this Agreement, which approval shall not be unreasonably withheld, conditioned or delayed.
     3. Communication. Each Party hereby agrees that all filings with the Securities and Exchange Commission (the “SEC”), press releases and any other stockholder communication, in each case, that relate to the Company or the Ad Hoc Equity Committee shall be coordinated with, and be subject to the prior approval of, the other Parties, which approval shall not be unreasonably withheld, conditioned or delayed.
     4. Relationship of the Parties. The relationship of the Parties shall be limited to carrying on the activities expressly contemplated by this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such activities as described herein. Nothing in this Agreement shall be construed to authorize any Party to act as an agent for any other Party, or to create a joint venture or partnership. This Agreement shall not restrict or limit any Party’s right to purchase or sell Securities as such Party deems appropriate or advisable in its sole discretion and shall not restrict or limit any Party’s right to vote the Securities in any manner that it deems appropriate or advisable in its sole discretion.
     5. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

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     6. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to the laws of conflict of laws. In the event of any dispute among the Parties hereto arising out of the provisions of this Agreement, the Parties consent and submit to the exclusive jurisdiction of any state or federal court located in the State of New York. Each Party hereby waives any right it may have to a trial by jury in respect of any claim brought by or on behalf of any of the other Parties based upon, arising out of or in connection with this Agreement or the transactions contemplated hereby.
     7. Termination. Any Party hereto may terminate its obligations under Sections 1 through 3 of this Agreement (except as otherwise set forth in Section 2 of this Agreement) by providing written notice of such termination to the other Parties and the Counsel. Such termination shall be effective immediately upon receipt of such notice by the other Parties. Notwithstanding anything in this Agreement to the contrary, Sections 4 through 11 of this Agreement and the obligation to pay the Pro Rata Portion of the fees and expenses of the Counsel and the costs associated with any additional advisors retained by the Parties as set forth in Section 2 of this Agreement shall survive any such termination.
     8. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be given either by (a) personal delivery or (b) facsimile or email transmission (with the original copy of the notice or communication to be subsequently delivered by registered or certified mail or overnight courier service). Notices shall be sent to the appropriate party at its address, facsimile number or email address given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder) and shall be deemed given when so delivered by hand or facsimile or email transmission.
If to the Davidson Kempner Party, to:
Davidson Kempner Capital Management LLC
65 East 55th Street, 19th Floor
New York, New York 10022
Attn: Scott Vogel (Email: svogel@dkpartners.com)
          Shulamit Leviant, Esq. (Email: sleviant@dkpartners.com
with a copy to Dewey & LeBoeuf LLP

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If to the Brigade Party, to:
Brigade Capital Management, LLC
399 Park Avenue, 16th Floor
New York, New York 10022
Attn: Ivan Krsticevic (Email: ik@brigadecapital.com)
          Angelo Rufino (Email: ar@brigadecapital.com)
          Steven Vincent (Email: sv@brigadecapital.com)
with a copy to Dewey & LeBoeuf LLP
If to the Plainfield Party, to:
Plainfield Asset Management LLC
100 West Putnam Avenue
Greenwich, Connecticut 06830
Attn: Marc Sole (Email: marc.sole@pfam.com)
          Rayan Joshi (Email: rayan.joshi@pfam.com)
          Thomas Fritsch (Email: thomas.fritsch@pfam.com)
Fax No.: (203) 302-1779
with a copy to Dewey & LeBoeuf LLP
If to Dewey & LeBoeuf LLP, to:
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019
Attn: Martin J. Bienenstock, Esq. (Email: mbienenstock@dl.com)
          Timothy Q. Karcher, Esq. (Email: tkarcher@dl.com)
          Phil Abelson, Esq. (Email: pabelson@dl.com)
Fax No.: (212) 259-6333
     9. Injunctive and Other Relief. Each Party acknowledges and agrees on behalf of itself and its affiliates that the rights afforded herein are unique and that any violation of this Agreement may cause irreparable injury to the non-breaching Parties for which monetary damages are inadequate, difficult to compute, or both. Accordingly, each Party expressly agrees that, in addition to any other remedies which any non-breaching Party may have, each non-breaching Party shall be entitled to injunctive or other equitable relief for any breach or threatened breach of any term, provision or covenant of this Agreement by the breaching Party.
     10. Entire Agreement; Amendments; No Third Party Beneficiaries. This Agreement represents the entire understanding and agreement of the parties with respect to the matters contained herein, and may be amended, modified or waived only by a separate writing

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executed by each of the Parties expressly so amending, modifying or waiving this Agreement. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns. This Agreement is solely for the benefit of the Parties and is not intended to, and shall not be construed to, confer a right or benefit on any other person or entity.
     11. Acknowledgement. Each Party hereby acknowledges that this Agreement may be filed with the SEC as an exhibit to a Schedule 13D pursuant to Section 13(d) of the Exchange Act.
[SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the 9th day of March, 2010.

DAVIDSON KEMPNER PARTNERS

By: MHD Management Co.,
its General Partner

By: M.H. Davidson & Co. GP, L.L.C.,
its General Partner

By: Name:	/s/ Thomas L. Kempner, Jr. Thomas L. Kempner, Jr.
Title:	Executive Managing Member

M.H. DAVIDSON & CO.

By: M.H. Davidson & Co. GP, L.L.C.,
its General Partner

By:	/s/ Thomas L. Kempner, Jr.

Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES FUND LP

By: DK Group LLC, its General Partner

By:	/s/ Thomas L. Kempner, Jr.

Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.

By: Davidson Kempner Advisers Inc.,
its General Partner

By: Name:	/s/ Thomas L. Kempner, Jr. Thomas L. Kempner, Jr.
Title:	President

DAVIDSON KEMPNER INTERNATIONAL, LTD.

By: Davidson Kempner International Advisors, L.L.C., its Investment Manager

By:	/s/ Thomas L. Kempner, Jr.

Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

DAVIDSON KEMPNER DISTRESSED
OPPORTUNITIES INTERNATIONAL LTD.

By: DK Management Partners LP,
its Investment Manager

By: DK Stillwater GP LLC, its General Partner

By:	/s/ Thomas L. Kempner, Jr.

Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

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BRIGADE LEVERAGED CAPITAL STRUCTURES FUND LTD.

By: Brigade Capital Management, LLC,
its Investment Manager

By: Name:	/s/ Donald E. Morgan, III Donald E. Morgan, III
Title:	Managing Member

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PLAINFIELD OC MASTER FUND LIMITED

By: Name:	/s/ Rayan R. Joshi Rayan R. Joshi
Title:	Authorized Individual

PLAINFIELD LIQUID STRATEGIES MASTER FUND LIMITED

By:	/s/ Rayan R. Joshi

Name:	Rayan R. Joshi
Title:	Authorized Individual

PLAINFIELD SPECIAL SITUATIONS MASTER FUND II LIMITED

By:	/s/ Rayan R. Joshi

Name:	Rayan R. Joshi
Title:	Authorized Individual